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                                                                   EXHIBIT 99.15

                            COMPENSATION AGREEMENT
                            ----------------------

          Agreement dated as of the____day of___________,_____ by and between ________________("Optionee") and Market Guide Inc., a New York corporation (the "Corporation").

                              W I T N E S S E T H
                              -------------------

          WHEREAS, Optionee is to provide services to the Corporation, and the Corporation wishes to provide an equity incentive to Optionee to provide such services.

          NOW, THEREFORE, in consideration of the above premises, the parties hereto agree as follows:

          1. On __________,___________ Optionee was granted an option to acquire ____________ shares of the Corporation's Common Stock (the "Option") under the terms and conditions set forth in the Option Certificate, attached hereto as Exhibit A.

          2. Corporation and Optionee acknowledge and agree that the Option is granted as compensation for services and not for any capital-raising purposes or in connection with any capital-raising activities.

          3. This agreement is intended to constitute a written compensation contract within the meaning of Rule 701 of the Securities Act of 1933, as amended.

          4. Nothing herein or in the Option Certificate shall confer upon Optionee any right to continue in the Corporation's employ or service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation or Optionee, which rights are hereby expressly reserved by each party, to terminate Optionee's service at any time for any reason, with or without cause.

          IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the date first above written.


OPTIONEE:                                          MARKET GUIDE INC.

                                        By:
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                                        Title:
                                                   -----------------------------